SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 22, 2003

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements, Pro Forma Financial Information And Exhibits.

(c) Exhibits.

Exhibit 99.1 – Press Release dated April 22, 2003 of the Company.

Item 9. Regulation FD Disclosure

In accordance with the interim guidance of the Securities and Exchange Commission, Amgen Inc. (the “Company”) is furnishing the information required by Item 12 of Form 8-K under “Item 9 Regulation FD Disclosure” and information contained in this report (including exhibits hereto) shall not be deemed filed under the Securities and Exchange Commission’s rules and regulations and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

On April 22, 2003, the Company issued a press release announcing its results of operations and financial condition for the three months ended March 31, 2003. The full text of the press release is set forth in Exhibit 99.1 attached hereto.

In its press release the Company included historical non-GAAP financial measures with respect to the three months ended March 31, 2003, as defined in Regulation G promulgated by the Securities and Exchange Commission. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. For the three months ended March 31, 2003, the Company’s adjustments to GAAP financial measures relate to amounts associated with the Company’s acquisition of Immunex Corporation (“Immunex”) in July 2002 (the “Acquisition”). For the three months ended March 31, 2003, the Company reported non-GAAP financial results for the following operating expenses: cost of sales, research and development, and selling, general and administrative, which were each adjusted to exclude incremental compensation paid or payable to certain Immunex employees for a limited period, principally under the Immunex short-term retention plan. The Company believes that excluding such retention payments provides a supplemental measure that will facilitate comparisons between periods before, during and after such retention payments are made. The Company also reported non-GAAP adjusted net income and adjusted earnings per share, excluding the foregoing operating expense amounts, as well as excluding amortization of acquired intangible assets, and tax-effected such amounts. The Company believes that excluding the ongoing, non-cash amortization of intangible assets acquired in the Acquisition (primarily ENBREL®) treats those assets as if the Company had developed them internally in the past, and thus provides a supplementary measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company uses the foregoing non-GAAP financial measures in connection with its own budgeting and financial planning.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: April 29, 2003	By:	/s/ RICHARD D. NANULA
		Name:	Richard Nanula
		Title:	Executive Vice President, Finance, Strategy and Communications, and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Press release dated April 22, 2003

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